As filed with the Securities and Exchange Commission on May 1, 2025
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

OUTFRONT Media Inc.
(Exact name of registrant as specified in its charter)

Maryland	46-4494703
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

90 Park Avenue, 9th Floor New York, New York	10174
(Address of principal executive offices)	(Zip code)

OUTFRONT Media Excess 401(k) Plan
(Full title of the plan)

Richard H. Sauer
Executive Vice President and General Counsel
OUTFRONT Media Inc.
90 Park Avenue, 9th Floor
New York, New York 10016
(Name and address of agent for service)
(212) 297-6400
(Telephone number, including area code, of agent for service)

Copies to:
Andrew S. Zahn
Hogan Lovells US LLP
555 Thirteenth Street, N.W.
Washington, D.C. 20004-1109
(202) 637-5600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐ Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Explanatory Note

    OUTFRONT Media Inc. (the “Company” or the “Registrant”) is filing this registration statement on Form S-8 (this “Registration Statement”) to register additional deferred compensation obligations of the Registrant under OUTFRONT Media Excess 401(k) Plan (the “Plan”).

This Registration Statement relates to securities of the same class as those registered under a previously filed registration statement on Form S-8, File No. 333-195598, filed by the Company on April 30, 2014, relating to the Plan (the “Existing Registration Statement”) and is being filed in accordance with General Instruction E to Form S-8 regarding the registration of additional securities. Pursuant to such instruction, this Registration Statement incorporates by reference the contents of the Existing Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 4.	Description of Securities.
Under the Excess 401(k) Plan, the Registrant provides eligible employees the opportunity to defer a specific percentage of their cash compensation. The obligations of the Registrant under the Excess 401(k) Plan (the “Obligations”) will be unsecured general obligations of the Registrant to pay the deferred compensation, including the amounts that the Registrant has credited to a participant’s account as matching contributions, and earnings credited on such amounts in the future in accordance with the terms of the Excess 401(k) Plan, and will rank equally and without preference with other unsecured and unsubordinated indebtedness of the Registrant from time to time outstanding.
Under the Excess 401(k) Plan, amounts credited to a participant’s account are credited with earnings based on a notional investment measurement, which may be shares in investment companies registered under the Investment Company Act of 1940, as amended (mutual funds), commingled investment funds managed by banks or registered investment advisors, bank and debt obligations, investment contracts issued by insurance companies, direct or guaranteed federal or state governmental obligations and shares of common stock that are listed on a domestic or international stock exchange, including shares of Common Stock. Prior to January 1, 2026, the Obligations are payable in cash after termination of employment either in (i) a lump sum distribution or (ii) installments, in accordance with the participant’s payment election (the “Payment Election”) made in accordance with the terms of the Excess 401(k) Plan. Effective as of January 1, 2026, the participants will not be able to make the Payment Election and instead the distributions will be paid to the participants in a single lump sum.
The Obligations are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, hypothecation, encumbrance, attachment or garnishment. Any attempt by any person to transfer or assign benefits under the Excess 401(k) Plan, other than a claim for benefits by a participant or his or her beneficiary(ies), will be null and void.
There is no trading market for the Obligations. The Obligations are not convertible into any other security of the Registrant. No trustee has been appointed to take action with respect to the Obligations and each participant in the Excess 401(k) Plan will be responsible for enforcing his or her own rights with respect to the Obligations. The Registrant may, but is not obligated to, set aside amounts or establish a trust or fund to serve as a source of funds from which it can satisfy the Obligations. Participants in the Excess 401(k) Plan will have no rights to any assets held in any trust or fund except as general creditors of the Registrant. Assets in any trust or fund will at all times be subject to the claims of the Registrant’s general creditors.

Item 6.	Indemnification of Directors and Officers.
Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty that is established by a final judgment and that is material to the cause of action. The Registrant’s charter contains a provision that eliminates the liability of its directors and officers to the maximum extent permitted by Maryland law.

The Maryland General Corporation Law (the “MGCL”) requires the Registrant (unless the Registrant’s charter provides otherwise, which it does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits the Registrant to indemnify any present or former director or officer, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by him or her in connection with any proceeding to or in which he or she may be made or threatened to be made a party or witness by reason of his or her service in those or other capacities unless it is established that:
•the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty;
•the director or officer actually received an improper personal benefit in money, property or services; or
•n the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.
     Under the MGCL, the Registrant may not indemnify a director or officer in a suit by the Registrant or in the Registrant’s right in which the director or officer was adjudged liable to the Registrant or in a suit in which the director or officer was adjudged liable on the basis that a personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that a personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by the Registrant or in the Registrant’s right, or for a judgment of liability on the basis that a personal benefit was improperly received, is limited to expenses.
In addition, the MGCL permits the Registrant to advance reasonable expenses to a director or officer upon the Registrant’s receipt of:
•a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the Registrant; and
•a written undertaking by or on behalf of the director or officer to repay the amount paid or reimbursed by the Registrant if it is ultimately determined that the director or officer did not meet the standard of conduct.
The Registrant’s charter authorizes the Registrant, and the Registrant’s Amended and Restated Bylaws (the “bylaws”) obligate the Registrant, to the maximum extent permitted by the MGCL in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:
•any present or former director or officer who is made or threatened to be made a party to, or witness in, a proceeding by reason of his or her service in that capacity; and
•any individual who, while a director or officer of the Registrant and at the Registrant’s request, serves or has served as a director, officer, trustee or manager of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity.
The Registrant’s charter and bylaws also permit the Registrant to indemnify and advance expenses to any person who served a predecessor of the Registrant in any of the capacities described above and to any employee of the Registrant or a predecessor of the Registrant.
The indemnification and payment or reimbursement of expenses provided by the indemnification provisions of the Registrant’s charter and bylaws shall not be deemed exclusive of or limit in any way other rights to which any person seeking indemnification or payment or reimbursement of expenses may be or may become entitled under any statute, bylaw, resolution, insurance, agreement, vote of stockholders or disinterested directors or otherwise.
In addition, the Registrant has entered into separate indemnification agreements with each of the Registrant’s current directors. Each indemnification agreement provides, among other things, for indemnification as provided in the agreement and otherwise to the maximum extent permitted by law and the Registrant’s charter and bylaws against judgments, fines, penalties, amounts paid in settlement and reasonable expenses, including attorneys’ fees. The indemnification agreements also provide for the advancement or payment of expenses to the indemnitee and for reimbursement to the Registrant if it is found that such indemnitee is not entitled to such advancement.

Item 8.	Exhibits.

EXHIBIT INDEX

Exhibit Number	Description

4.1
Articles of Amendment and Restatement of OUTFRONT Media Inc. effective March 28, 2014, as amended by the Articles of Amendment of OUTFRONT Media Inc. effective November 20, 2014, June 10, 2019 and January 17, 2025 (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K (File No. 001-36367), filed on January 17, 2025).

4.2	Amended and Restated Bylaws of OUTFRONT Media Inc. (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K (File No. 001-36367), filed on December 9, 2022).

4.3
Articles Supplementary of OUTFRONT Media Inc. effective April 20, 2020 (incorporated herein by reference to Exhibit 3.1 to the Company's Current Report on Form 8-K (File No. 001-36367), filed on April 21, 2020).

5.1	Opinion of Venable LLP as to the legality of the securities being registered.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Venable LLP (included in Exhibit 5.1).

24.1	Powers of Attorney (included on the signature pages of this registration statement on Form S-8 and incorporated herein by reference).

99.1	Amended and Restated OUTFRONT Media Excess 401(k) Plan.

107	Filing Fee Table.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on this 1st day of May, 2025.

OUTFRONT MEDIA INC.

By:	/s/ Matthew Siegel
Name:	Matthew Siegel
Title:	Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below authorizes Matthew Siegel, Richard H. Sauer and Louis Capocasale as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to execute in his or her name and on his or her behalf, in any and all capacities, this registrant’s Registration Statement on Form S-8 and any amendments thereto (and any additional registration statement related thereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all further amendments, including post-effective amendments thereto)), necessary or advisable to enable the registrant to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, in connection with the registration of the securities which are the subject of such Registration Statement, which amendments may make such changes in such Registration Statement as such attorney may deem appropriate, and with full power and authority to perform and do any and all acts and things whatsoever which any such attorney or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney or substitute.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Nicolas Brien	Interim Chief Executive Officer and Director	May 1, 2025
Nicolas Brien	(Principal Executive Officer)

/s/ Matthew Siegel	Executive Vice President and	May 1, 2025
Matthew Siegel	Chief Financial Officer (Principal Financial Officer)

/s/ Patrick Martin	Senior Vice President, Controller and Chief Accounting	May 1, 2025
Patrick Martin	Officer (Principal Accounting Officer)

/s/ Angela Courtin	Director	May 1, 2025
Angela Courtin

/s/ Manuel A. Diaz	Director	May 1, 2025
Manuel A. Diaz

/s/ Michael J. Dominguez	Chairman and Director	May 1, 2025
Michael J. Dominguez

Signature	Title	Date
/s/ Peter Mathes	Director	May 1, 2025
Peter Mathes

/s/ Susan M. Tolson	Director	May 1, 2025
Susan M. Tolson

/s/ Joseph H. Wender	Director	May 1, 2025
Joseph H. Wender